CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our reports dated April 14, 2000 on the consolidated financial statements of USCI, Inc. and the financial statements of Ameritel Communications, Inc., included in this Form 10-K, into USCI, Inc.'s previously filed Registration Statement File Nos. 333-16291 and 333-37329.


/s/ Arthur Andersen LLP

Atlanta, Georgia
April 10, 2001